Exhibit 99.1

LPL Financial Announces First Quarter 2012 Financial Results

— Generated Record Quarterly Revenue of $901.8 million —
— Experienced Enhanced Advisor Productivity and Client Engagement —

Boston, MA - April 30, 2012 — LPL Investment Holdings Inc. (NASDAQ: LPLA) (the “Company”), parent company of LPL Financial LLC (“LPL Financial”), announced today first quarter net income of $41.2 million, or $0.37 per diluted share, down $7.8 million compared to a first quarter 2011 net income of $49.0 million, or $0.43 per diluted share due primarily to a $16.5 million pre-tax charge related to the successful completion of the refinancing of its senior secured credit facilities. Adjusted Earnings, a non-GAAP measure which excludes certain non-cash charges and other adjustments, were $63.2 million, or $0.56 per diluted share, up $3.8 million or 6.4% compared to $59.4 million, or $0.52 per diluted share, in the first quarter of 2011. Net revenue for the first quarter of 2012 increased 3.2% to $901.8 million, from $873.9 million in the prior year period. A reconciliation of our GAAP measures to non-GAAP measures, along with an explanation of these metrics, is provided below.

“We are pleased to announce a positive start to 2012 led by record revenue and Adjusted Earnings for the first quarter," said Mark Casady, LPL Financial chairman and CEO. "This success was driven by the ongoing relationships our advisors maintain with clients. These relationships positioned our advisors for increased productivity as their clients re-engaged in the market. This financial performance was accompanied by a number of key milestones such as the declaration of a special dividend, plans to initiate future payments of a regular quarterly dividend and the successful completion of our debt refinancing, which increased our financial flexibility while maintaining our ability to invest in the growth of the business. Our performance underscores the resiliency and predictability of our business model and is anchored by our singular focus on supporting the needs of our advisors and institutions, which allows us to grow through various market cycles."

Mr. Casady continued, “We remain committed to investing in our business to support the long-term growth of the Company and our advisors. Propelled by our scale and capital resources, we continually seek ways to lead innovation in the industry. For example, our investments in the retirement plan market are unlocking further synergies from our acquisition of National Retirement Partners in 2011, including facilitating in-plan advice, capturing IRA rollovers, and increasing automation. We are proud to continue to expand one of the strongest and most effective offerings of tools and services for advisors in the retirement plan arena, where we see increasing opportunity.”

For the quarter, total advisory and brokerage assets ended at $354.1 billion, a 7.3% increase from $330.1 billion as of March 31, 2011. Compared to the previous quarter, total advisory and brokerage assets increased 7.2% from $330.3 billion as of December 31, 2011. Net new advisory assets of $2.5 billion during the quarter and positive market conditions resulted in total advisory assets under management of $110.8 billion at quarter-end.

Robert Moore, chief financial officer, commented, "Driven by the increased advisor productivity, total revenue for the first quarter increased 3.2% year-over-year. Same store sales of our advisors displayed a recovery from the flat performance experienced in the fourth quarter last year. Contributing to our performance, advisors that joined LPL in 2011 exceeded expectations in establishing their practices and generating revenue. Our production payout ratio increased year-over-year, primarily due to strong performance by our larger practices increasing the production bonus component. We continue to actively manage our ongoing general and administrative expenses and they are consistent with our current trajectory of growth."

Mr. Moore continued, "We remain excited about our business development opportunities as we continue to attract a broad array of advisors, including larger branches, to our platform. Our pipeline remains strong across all channels in the industry, elevating our expectations for new advisor additions in the coming quarters. This is attributable to the breadth of our services and technology and our ability to consistently invest in resources to help advisors and institutions establish and grow their practices.”

Mr. Casady concluded, "The first quarter results reflect the benefit from improving market conditions and the dedication of our advisors to serve their clients, leading to growth in their businesses. The first quarter was highlighted not only by our strong financial results and improved capital structure, but also by the announcement of our intent to acquire Fortigent, a leading provider of high-net-worth solutions and consulting services to RIAs, which closed on April 23, 2012. This was followed by the extension of a significant clearing services agreement and the renegotiation of certain third-party cash sweep contracts. I am encouraged by the productive start to 2012 and I believe that we are well-positioned to pursue our long-term goals."

Financial Highlights

•
As part of our ongoing capital management focus to prioritize sustainable growth and to seek to optimize shareholder value, the Company successfully completed a refinancing of its existing senior secured credit facilities, extending the maturity of the debt and lowering interest expense by approximately $10.0 million annually, based on current interest rates.

•
The Board of Directors declared a one-time special cash dividend of $2.00 per share, payable on May 25, 2012 to all common stockholders of record as of the close of business on May 15, 2012. In addition, the Company plans to pay regular quarterly dividends, initially up to $0.12 ($0.48 annually), beginning in the second half of 2012. The declaration and amount of any regular cash dividends will remain subject in each instance to approval by the Board of Directors.

•	Net revenue for the first quarter of 2012 increased 3.2% to $901.8 million from $873.9 million in the first quarter of 2011. Key drivers of this growth include:

◦
Commission revenue increased 2.6% for the first quarter of 2012 compared to the prior year period. Approximately 35% of the increase is from increased sales activity, with the remainder due to market movement.

◦
Advisory revenue increased 2.8% for the first quarter of 2012 compared to the prior year period, primarily reflecting growth in advisory assets over the last four quarters, as well as market appreciation.

◦	Recurring revenue, a statistical measure reflecting a level of stability in our performance, represented 63.0% of net revenue for the quarter.

•	Total advisory and brokerage assets ended at $354.1 billion as of March 31, 2012, up 7.3% compared to $330.1 billion as of March 31, 2011. Key drivers of this trend include:

◦	Advisory assets in the Company's fee-based platforms were $110.8 billion at March 31, 2012, up 11.1% from $99.7 billion at March 31, 2011.

◦
Net new advisory assets, which exclude market movement, were $2.5 billion for the three months ended March 31, 2012, primarily as a result of strong new business development and mix shift toward more advisory business. On an annualized basis, this represents 9.0% growth.

•
Revenues generated from the Company's cash sweep programs increased 8.5% to $34.4 million compared to $31.7 million in the prior year period. The assets in the Company's cash sweep programs averaged $21.5 billion for the first quarter of 2012 and $18.9 billion in the year-ago quarter. These revenues were impacted by a decrease in the effective federal funds rate, which averaged 0.10% for the first quarter of 2012 compared to 0.15% for the same period in the prior year. The decrease in the effective federal funds rate was offset by an increase in the insured cash account balances.

Operational Highlights

•
In March, the Company hosted one of its annual conferences for top-producing advisors, attracting 181 attendees, including 17 financial institution program managers, who collectively represent $525.0 million, or 19%, of 2011 production. This conference provides leading advisors with a dynamic educational setting to discuss strategies to drive additional growth and manage the increasing complexity of their practices, through participation in sessions covering LPL Financial's unique offerings and significant technology enhancements.

•
The Company added 554 net new advisors during the twelve months ending March 31, 2012, excluding the attrition of 146 advisors from the UVEST conversion. During the first quarter of 2012, 115 net new advisors joined LPL Financial as the Company continues to build relationships with advisors from all channels across the financial services industry.

•
Assets under custody in the LPL Financial RIA platform, which provides integrated fee- and commission-based capabilities for independent advisors, grew 74.8% to $27.1 billion as of March 31, 2012 encompassing 152 RIA firms, compared to $15.5 billion and 115 RIA firms as of March 31, 2011.

•
18 of the Company's advisors were recognized in a ranking of the "Top 50 Independent Broker/Dealer Women Advisors in 2011" by Registered Rep, a leading publication for the financial advisor industry. According to Registered Rep, the full list ranked female, independent broker/dealer-affiliated advisors by assets under management as of November 1, 2011 (updated in February 2012), and included only those advisors for whom a majority of assets correspond to retail clients.

•
As LPL Financial continues to grow and diversify, the Company seeks to develop and expand its resources and talent pool. In February, the Company named Joan Khoury managing director and chief marketing officer and appointed Mimi Bock as executive vice president of Independent Advisor Services. Ms. Khoury is responsible for driving the Company's overall marketing strategy, as well as executing programs that will promote advisors' growth and innovation and broaden the strategic reach of LPL Financial. Ms. Bock is responsible for overseeing the growth and satisfaction of over 4,000 LPL Financial independent advisor branch offices, as well as for leading the firm's Business Consulting, Relationship Management, and Education & Consulting teams for Independent Advisor Services. Both roles will be instrumental in promoting LPL Financial's distinctive value proposition to advisors to build and strengthen their client relationships and grow their businesses.

•
LPL Financial announced the additions of Plan Health Check and Fee Comparison & Analysis Evaluation tools to augment the LPL Financial Retirement Partners tool suite for advisors. The tool suite offers a comprehensive collection of retirement plan tools designed to help advisors grow and maintain their book of business in an automated and scalable fashion. In addition, LPL Financial launched its first stage of the IRA rollover program, which facilitates the automated rollover from a defined contribution plan to a retail IRA account managed by an LPL Financial advisor. This program enhances the continuity and quality of independent advice investors can receive in the market place and provides LPL Financial advisors another tool to grow their businesses.

Conference Call and Additional Information

The Company will hold a conference call to discuss results at 8 a.m. EST on April 30, 2012.  The conference call can be accessed by dialing (877) 677-9122 (domestic) or (708) 290-1401 (international) and entering passcode 66850112. For additional information, please visit the Company's website to access the Q1 2012 Financial Supplement.

The conference call will also be webcast simultaneously on the Investor Relations section of the Company's website (www.lpl.com), where a replay of the call will also be available following the live webcast. A telephonic replay will be available one hour after the call and can be accessed by dialing (855) 859-2056 (domestic) or 404-537-3406 (international) and entering passcode 66850112. The telephonic replay will be available until 11:59 pm on May 7, 2012.

Financial Highlights and Key Metrics
(Dollars in thousands, except per share data and where noted)

	Three Months Ended March 31,
	2012	2011	% Change
Financial Highlights (unaudited)
Net Revenue	$901,773	$873,869	3.2%
Net Income	$41,179	$48,999	(16.0)%
Earnings Per Share — diluted	$0.37	$0.43	(14.0)%
Non-GAAP Measures:
Adjusted Earnings(1)	$63,199	$59,373	6.4%
Adjusted Earnings Per Share(1)	$0.56	$0.52	7.7%
Adjusted EBITDA(1)	$124,955	$124,331	0.5%

	As of March 31,
	2012	2011	% Change
Metric Highlights (unaudited)
Advisors(2)	12,962	12,554	3.2%
Advisory and Brokerage Assets (billions)(3)	$354.1	$330.1	7.3%
Advisory Assets Under Management (billions)(4)	$110.8	$99.7	11.1%
Net New Advisory Assets (billions)(5)	$2.5	$3.7	(32.4)%
Insured Cash Account Balances (billions)(4)	$13.9	$12.3	13.0%
Money Market Account Balances (billions)(4)	$7.7	$6.9	11.6%

(1)
Adjusted EBITDA, Adjusted Earnings, and Adjusted Earnings per share have limitations as analytical tools and should not be considered in isolation or as substitutes for analysis of the Company's results as reported under GAAP. Some of these limitations are:

•	Adjusted EBITDA, Adjusted Earnings, and Adjusted Earnings per share do not reflect all cash expenditures, future requirements for capital expenditures, or contractual commitments;

•	Adjusted EBITDA, Adjusted Earnings, and Adjusted Earnings per share do not reflect changes in, or cash requirements for, working capital needs; and

•	Adjusted EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on debt.

The reconciliation from net income to non-GAAP measures Adjusted EBITDA and Adjusted Earnings for the periods presented is as follows (in thousands):

	Three Months Ended March 31,
	2012	2011
	(unaudited)
Net income	$41,179	$48,999
Interest expense	16,032	18,172
Income tax expense	25,684	32,559
Amortization of purchased intangible assets and software(a)	9,832	9,537
Depreciation and amortization of all other fixed assets	7,343	8,628
EBITDA	100,070	117,895
EBITDA Adjustments:
Employee share-based compensation expense(b)	4,160	3,860
Acquisition and integration related expenses(c)	1,858	1,416
Restructuring and conversion costs(d)	2,010	835
Debt extinguishment costs(e)	16,543	—
Equity issuance and related offering costs	—	292
Other(f)	314	33
Total EBITDA Adjustments	24,885	6,436
Adjusted EBITDA	$124,955	$124,331

	Three Months Ended March 31,
	2012	2011
	(unaudited)
Net income	$41,179	$48,999
After-Tax:
EBITDA Adjustments(g)
Employee share-based compensation expense(h)	3,167	2,901
Acquisition and integration related expenses	1,146	874
Restructuring and conversion costs	1,240	515
Debt extinguishment costs	10,207	—
Equity issuance and related offering costs	—	180
Other	194	20
Total EBITDA Adjustments	15,954	4,490
Amortization of purchased intangible assets and software(g)	6,066	5,884
Adjusted Earnings	$63,199	$59,373
Adjusted Earnings per share(i)	$0.56	$0.52
Weighted average shares outstanding — diluted(j)	112,529	113,196
___________________

(a)	Represents amortization of intangible assets and software as a result of the Company's purchase accounting adjustments from its 2005 merger transaction, as well as various acquisitions.

(b)	Represents share-based compensation for stock options awarded to employees and non-executive directors based on the grant date fair value under the Black-Scholes valuation model.

(c)	Represents acquisition and integration costs resulting from certain of the Company's acquisitions.

(d)	Represents organizational restructuring charges and conversion and other related costs incurred resulting from the 2011 consolidation of UVEST Financial Services Group, Inc. (“UVEST”) and the 2009 consolidation of Associated Securities Corp., Inc., Mutual Service Corporation and Waterstone Financial Group, Inc. (together, the “Affiliated Entities”). As of March 31, 2012, approximately 72% and 97%, respectively, of costs related to these two initiatives have been recognized.  The remaining costs largely consist of transition payments made in connection with these two conversions for the retention of advisors and institutions, and conversion and transfer costs that are expected to be recognized into earnings by December 2014.

(e)
Represents expenses incurred in March 2012 resulting from the early extinguishment and repayment of the Company's senior secured credit facilities under its Third Amended and Restated Credit Agreement, including the write-off of $16.5 million of unamortized debt issuance costs that have no future economic benefit, as well as various other charges incurred in connection with the repayment of the prior senior secured credit facilities and the development of the new senior secured credit facilities.

(f)	Represents excise and other taxes.

(g)
EBITDA Adjustments and amortization of purchased intangible assets and software have been tax effected using a federal rate of 35% and the applicable effective state rate, which was 3.30% for the three months ended March 31, 2012 and 2011, net of the federal tax benefit.

(h)
Represents the after-tax expense of non-qualified stock options in which the Company receives a tax deduction upon exercise, and the full expense impact of incentive stock options granted to employees that have vested and qualify for preferential tax treatment and conversely, the Company does not receive a tax deduction. Share-based compensation for vesting of incentive stock options was $1.6 million and $1.4 million, respectively, for the three months ending March 31, 2012 and 2011.

(i)
Represents Adjusted Earnings, a non-GAAP measure, divided by weighted average number of shares outstanding on a fully diluted basis. Set forth is a reconciliation of earnings per share on a fully diluted basis as calculated in accordance with GAAP to Adjusted Earnings per share, a non-GAAP measure:

	For the Three Months Ended March 31,
	2012	2011
	(unaudited)
Earnings per share — diluted	$0.37	$0.43
After-Tax:
EBITDA Adjustments per share	0.14	0.04
Amortization of purchased intangible assets and software per share	0.05	0.05
Adjusted Earnings per share	$0.56	$0.52

(j) Included within the weighted average share count for the three months ended March 31, 2012, is approximately 850,000 shares resulting from the distribution pursuant to the 2008 Nonqualified Deferred Compensation Plan.

(2)
Advisors are defined as those independent financial advisors and financial advisors at financial institutions who are licensed to do business with the Company's broker-dealer subsidiaries. The number of advisors at March 31, 2012 reflects attrition of 146 advisors related to the integration of the UVEST platform.

(3)
Advisory and brokerage assets are comprised of assets that are custodied, networked, and non-networked and reflect market movement in addition to new assets, inclusive of new business development and net of attrition.  Such totals do not include the market value of client assets held in retirement plans administered by us and trust assets supported by Concord Wealth Management.

(4)	Advisory assets under management, insured cash account balances and money market account balances are components of advisory and brokerage assets.

(5)	Represents net new advisory assets that are custodied in our fee-based advisory platforms during the three month periods then ended.

Non-GAAP Financial Measures

Adjusted Earnings represent net income before: (a) employee share-based compensation expense, (b) amortization of intangible assets and software, a component of depreciation and amortization, resulting from previous acquisitions, (c) debt extinguishment costs (d) restructuring and conversion costs and (e) equity issuance and related offering costs. Reconciling items are tax effected using the income tax rates in effect for the applicable period, adjusted for any potentially non-deductible amounts. Adjusted Earnings per share represents Adjusted Earnings divided by weighted average outstanding shares on a fully diluted basis. The Company prepared Adjusted Earnings and Adjusted Earnings per share to eliminate the effects of items that it does not consider indicative of its core operating performance. The Company believes this measure provides investors with greater transparency by helping illustrate the underlying financial and business trends relating to results of operations and financial condition and comparability between current and prior periods. Adjusted Earnings and Adjusted Earnings per share are not measures of the Company's financial performance under GAAP and should not be considered as an alternative to net income or earnings per share or any other performance measure derived in accordance with GAAP, or as an alternative to cash flows from operating activities as a measure of profitability or liquidity.

Adjusted EBITDA is defined as EBITDA (net income plus interest expense, income tax expense, depreciation and amortization), further adjusted to exclude certain non-cash charges and other adjustments set forth in the table above. The Company presents Adjusted EBITDA because the Company considers it a useful financial metric in assessing the Company's operating performance from period to period by excluding certain items that the Company believes are not representative of its core business, such as certain material non-cash items and other adjustments that are outside the control of management. Adjusted EBITDA is not a measure of the Company's financial performance under GAAP and should not be considered as an alternative to net income or any other performance measure derived in accordance with GAAP, or as an alternative to cash flows from operating activities as a measure of profitability or liquidity. In addition, Adjusted EBITDA can differ significantly from company to company depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which companies operate and capital investments.

Forward-Looking Statements

This press release may contain forward-looking statements (regarding the Company's future financial condition, results of operations, business strategy and financial needs, ability and plans to pay dividends, and other similar matters) that involve risks and uncertainties. Forward-looking statements can be identified by words such as “anticipates,” “expects,” “believes,” “plans,” “predicts,” and similar terms. Forward-looking statements are not guarantees of future performance and actual results may differ significantly from the results discussed in the forward-looking statements. For example, our board of directors may not approve the payment of quarterly cash dividends or may authorize quarterly cash dividends of a different amount than previously considered or specified. Other factors include, but are not limited to, risks and uncertainties associated with changes in general economic and financial market conditions, fluctuations in the value of assets under management, our ability to integrate our acquisition of Fortigent, effects of competition in the financial services industry, changes in the number of the Company's financial advisors and institutions and their ability to effectively market financial products and services, the effect of current, pending and future legislation, regulation and regulatory actions, and other factors set forth in the Company's Annual Report on Form 10-K for the period ended December 31, 2011, which is available on www.lpl.com and www.sec.gov.

About LPL Financial

LPL Financial, a wholly owned subsidiary of LPL Investment Holdings Inc. (NASDAQ: LPLA), is the nation's largest independent broker-dealer (based on total revenues, Financial Planning magazine, June 1996-2011), a top RIA custodian, and a leading independent consultant to retirement plans. LPL Financial offers proprietary technology, comprehensive clearing and compliance services, practice management programs and training, and independent research to over 12,900 financial advisors and approximately 680 financial institutions. In addition, LPL Financial supports over 4,400 financial advisors licensed with insurance companies by providing customized clearing, advisory platforms and technology solutions. LPL Financial and its affiliates have approximately 2,700 employees with headquarters in Boston, Charlotte, and San Diego.  For more information, please visit www.lpl.com.

Securities offered through LPL Financial. Member FINRA/SIPC

# # #

LPLA-F

Media Relations	Investor Relations
Michael Herley	Trap Kloman
LPL Financial	LPL Financial
Phone: (212) 521-4897	Phone: (617) 897-4574
Email: michael-herley@kekst.com	Email: investor.relations@lpl.com

LPL Investment Holdings Inc.
Condensed Consolidated Statements of Operations
(Dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended March 31,
	2012	2011	% Change
Revenues
Commissions	$463,653	$451,877	2.6%
Advisory fees	250,981	244,087	2.8%
Asset-based fees	97,241	89,823	8.3%
Transaction and other fees	74,572	73,749	1.1%
Other	15,326	14,333	6.9%
Net revenues	901,773	873,869	3.2%
Expenses
Production	626,907	604,327	3.7%
Compensation and benefits	89,012	84,142	5.8%
General and administrative	67,566	66,968	0.9%
Depreciation and amortization	17,175	18,165	(5.5)%
Restructuring charges	1,694	537	*
Total operating expenses	802,354	774,139	3.6%
Non-operating interest expense	16,032	18,172	(11.8)%
Loss on extinguishment of debt	16,524	—	*
Total expenses	834,910	792,311	5.4%
Income before provision for income taxes	66,863	81,558	(18.0)%
Provision for income taxes	25,684	32,559	(21.1)%
Net income	$41,179	$48,999	(16.0)%
Earnings per share
Basic	$0.38	$0.44	(13.6)%
Diluted	$0.37	$0.43	(14.0)%
___________________
* Not Meaningful

LPL Investment Holdings Inc.
Financial Highlights
(Dollars in thousands, except per share data and where noted)
(Unaudited)

	Three Month Quarterly Results
	Q1 2012	Q4 2011	Q3 2011	Q2 2011	Q1 2011
REVENUES
Commissions	$463,653	$404,382	$438,294	$459,882	$451,877
Advisory fees	250,981	251,219	267,878	264,289	244,087
Asset-based fees	97,241	89,706	89,691	90,504	89,823
Transaction and other fees	74,572	71,227	78,476	68,755	73,749
Other	15,326	12,119	8,518	10,566	14,333
Net revenues	901,773	828,653	882,857	893,996	873,869
EXPENSES
Production(1)	626,907	586,123	623,886	634,088	604,327
Compensation and benefits	89,012	79,237	77,337	81,410	84,142
General and administrative	67,566	58,553	76,063	61,644	66,968
Depreciation and amortization	17,175	16,947	19,222	18,407	18,165
Restructuring charges	1,694	8,372	7,684	4,814	537
Total operating expenses	802,354	749,232	804,192	800,363	774,139
Non-operating interest expense	16,032	15,835	16,603	18,154	18,172
Loss on extinguishment of debt	16,524	—	—	—	—
Total expenses	834,910	765,067	820,795	818,517	792,311
INCOME BEFORE PROVISION FOR INCOME TAXES	66,863	63,586	62,062	75,479	81,558
PROVISION FOR INCOME TAXES	25,684	24,138	25,634	29,972	32,559
NET INCOME	$41,179	$39,448	$36,428	$45,507	$48,999
EARNINGS PER SHARE
Basic	$0.38	$0.36	$0.33	$0.41	$0.44
Diluted	$0.37	$0.35	$0.32	$0.40	$0.43
FINANCIAL CONDITION
Total Cash & Cash Equivalents (billions)	$0.7	$0.7	$0.7	$0.7	$0.6
Total Assets (billions)	$3.8	$3.8	$3.7	$3.7	$3.7
Total Debt (billions)(2)	$1.4	$1.3	$1.3	$1.3	$1.3
Stockholders' Equity (billions)	$1.2	$1.3	$1.3	$1.3	$1.3
KEY METRICS
Advisors	12,962	12,847	12,799	12,660	12,554
Production Payout(1)	86.4%	88.0%	87.0%	86.3%	85.4%
Advisory and Brokerage Assets (billions)	$354.1	$330.3	$316.4	$340.8	$330.1
Advisory Assets Under Management (billions)	$110.8	$101.6	$96.3	$103.2	$99.7
Net New Advisory Assets (billions)(3)	$2.5	$1.0	$3.0	$3.1	$3.7
Insured Cash Account Balances (billions)(4)	$13.9	$14.4	$14.2	$13.2	$12.3
Money Market Account Balances (billions)(4)	$7.7	$8.0	$8.9	$8.2	$6.9
Adjusted EBITDA(5)	$124,955	$100,796	$111,596	$122,997	$124,331
Adjusted Earnings(5)	$63,199	$48,838	$51,567	$58,807	$59,373
Adjusted Earnings per share(5)	$0.56	$0.44	$0.46	$0.52	$0.52
_____________________________

(1)
Production expense is comprised of commission and advisory fees and brokerage, clearing and exchange fees. Production payout, a statistical measure, excludes brokerage, clearing and exchange fees and is calculated as commission and advisory fees divided by commission and advisory revenues.

(2)	Represents borrowings on the Company's senior secured credit facilities, revolving line of credit and bank loans payable.

(3)	Represents net new advisory assets that are custodied in our fee-based advisory platforms during the three month periods then ended.

(4)	Represents insured cash and money market account balances as of each reporting period.

(5)	The reconciliation from net income to non-GAAP measures Adjusted EBITDA and Adjusted Earnings for the periods presented is as follows (in thousands, except per share data):

	Q1 2012	Q4 2011	Q3 2011	Q2 2011	Q1 2011
	(unaudited)
Net income	$41,179	$39,448	$36,428	$45,507	$48,999
Interest expense	16,032	15,835	16,603	18,154	18,172
Income tax expense	25,684	24,138	25,634	29,972	32,559
Amortization of purchased intangible assets and software(a)	9,832	9,849	9,909	9,686	9,537
Depreciation and amortization of all other fixed assets	7,343	7,098	9,313	8,721	8,628
EBITDA	100,070	96,368	97,887	112,040	117,895
EBITDA Adjustments:
Employee share-based compensation expense(b)	4,160	3,858	3,833	3,427	3,860
Acquisition and integration related expenses(c)	1,858	(8,020)	1,241	1,548	1,416
Restructuring and conversion costs(d)	2,010	8,532	8,086	4,599	835
Debt extinguishment costs(e)	16,543	—	—	—	—
Equity issuance and offering related costs(f)	—	—	421	1,349	292
Other(g)	314	58	128	34	33
Total EBITDA Adjustments	24,885	4,428	13,709	10,957	6,436
Adjusted EBITDA	$124,955	$100,796	$111,596	$122,997	$124,331

	Q1 2012	Q4 2011	Q3 2011	Q2 2011	Q1 2011
	(unaudited)
Net income	$41,179	$39,448	$36,428	$45,507	$48,999
After-Tax:
EBITDA Adjustments(h)
Employee share-based compensation expense(i)	3,167	2,961	2,933	2,677	2,901
Acquisition and integration related expenses	1,146	(4,948)	765	955	874
Restructuring and conversion costs	1,240	5,264	4,989	2,838	515
Debt extinguishment costs	10,207	—	—	—	—
Equity issuance and offering related costs	—	—	260	832	180
Other	194	36	79	21	20
Total EBITDA Adjustments	15,954	3,313	9,026	7,323	4,490
Amortization of purchased intangible assets and software(h)	6,066	6,077	6,113	5,977	5,884
Adjusted Earnings	$63,199	$48,838	$51,567	$58,807	$59,373
Adjusted Earnings per share(j)	$0.56	$0.44	$0.46	$0.52	$0.52
Weighted average shares outstanding — diluted(k)	112,529	111,095	111,173	113,150	113,196
______________________________

(a)	Represents amortization of intangible assets and software as a result of the Company's purchase accounting adjustments from its 2005 merger transaction, as well as various acquisitions.

(b)	Represents employee share-based compensation for stock options awarded to employees and non-executive directors based on the grant date fair value under the Black-Scholes valuation model.

(c)
Represents acquisition and integration costs resulting from certain of the Company's acquisitions. As previously disclosed, the Company has been involved in a legal dispute with a third-party indemnitor under a purchase and sale agreement with respect to the indemnitor's refusal to make indemnity payments that the Company believed were required under the purchase and sale agreement. The Company settled this legal dispute in the fourth quarter of 2011. Accordingly, the Company received a $10.5 million cash settlement, $9.8 million of which has been excluded from the presentation of Adjusted EBITDA, a non-GAAP measure.

(d)
Represents organizational restructuring charges and conversion and other related costs incurred resulting from the 2011 consolidation of UVEST and the 2009 consolidation of the Affiliated Entities. As of March 31, 2012, approximately 72% and 97%, respectively, of costs related to these two initiatives have been recognized.  The remaining costs largely consist of transition payments made in connection with these two conversions for the retention of advisors and institutions, and conversion and transfer costs that are expected to be recognized into earnings by December 2014.

(e)
Represents expenses incurred in March 2012 resulting from the early extinguishment and repayment of the Company's senior secured credit facilities under its Third Amended and Restated Credit Agreement, including the write-off of $16.5 million of unamortized debt issuance costs that have no future economic benefit, as well as various other charges incurred in connection with the repayment of the prior senior secured credit facilities and the development of the new senior secured credit facilities.

(f)	Represents equity issuance and offering costs related to the closing of a secondary offering in the second quarter of 2011.

(g)	Represents excise and other taxes.

(h)
EBITDA Adjustments and amortization of purchased intangible assets, a component of depreciation and amortization, have been tax effected using a federal rate of 35% and the applicable effective state rate, which was 3.30% for the periods presented, net of the federal tax benefit.

(i)
Represents the after-tax expense of non-qualified stock options in which the Company receives a tax deduction upon exercise, and the full expense impact of incentive stock options granted to employees that have vested and qualify for preferential tax treatment and conversely, the Company does not receive a tax deduction. Employee share-based compensation for vesting of incentive stock options was $1.6 million, $1.5 million, $1.5 million, $1.5 million and $1.4 million for the three months ended March 31, 2012, December 31, 2011, September 30, 2011, June 30, 2011 and March 31, 2011, respectively.

(j)	Set forth is a reconciliation of earnings per share on a fully diluted basis as calculated in accordance with GAAP to Adjusted Earnings per share, a non-GAAP measure:

	Q1 2012	Q4 2011	Q3 2011	Q2 2011	Q1 2011
	(unaudited)
Earnings per share — diluted	$0.37	$0.35	$0.32	$0.40	$0.43
Adjustment for allocation of undistributed earnings to stock units	—	0.01	—	0.01	—
After-Tax:
EBITDA Adjustments per share	0.14	0.03	0.09	0.06	0.04
Amortization of purchased intangible assets per share	0.05	0.05	0.05	0.05	0.05
Adjusted Earnings per share	$0.56	$0.44	$0.46	$0.52	$0.52

(k) Included within the weighted average share count for the three months ended March 31, 2012, is approximately 850,000 shares resulting from the distribution pursuant to the 2008 Nonqualified Deferred Compensation Plan.